Exhibit 10.24

Private & Confidential

Dr P Boon

Hill View

Davenport Road

Lower Heswall

Wirral

CH60 9JD

October 15 2015

Dear Phil,

I am writing to you on behalf of the Compensation Committee of the Innospec Inc. Board to confirm the following changes to your terms and conditions and contract of employment, following the recent reorganization. These changes will be effective from November 1, 2015.

1.	You will assume the role of Chief Operating Officer for Innospec Inc, reporting to Patrick Williams, President and Chief Executive Officer. In this role, you will be responsible for leading the global Fuel Specialties business and will have an overseeing role for Performance Chemicals and Oilfield Specialties.

2.	Your basic salary will increase to £250,000 per annum

3.	Your bonus potential under the MICP program will remain unchanged

4.	In addition to the above, you will be eligible for an award of an option to acquire 20,000 shares in Innospec Inc. The options are granted at zero market price and will vest as follows

a.	30% after 3 years from the date of grant.

b.	30% after 4 years from the date of grant

c.	40% after 5 years from the date of grant

The vesting of the options will be subject to the following measures:

a)	You are still employed by Innospec Limited or any other Innospec company on the relevant vesting date and have not resigned from your employment with the company

b)	Achievement of a minimum of a 3 (Good Performer) performance rating in each relevant year

5.	You are currently required to give the Company 6 months’ notice in writing of termination of your employment and the Company has the right to terminate your employment by giving you twelve months’ notice in writing. From November 1 2015 until December 31 2020, the notice of termination of employment you are required to give to the Company will increase to 12 months’ notice in writing. This will revert to 6 months’ notice from you in writing from January 1 2021. The notice of termination of employment the Company are required to give to you will remain 12 months throughout this period.

Please confirm your acceptance of these changes to your terms and conditions of employment by signing and returning the attached copy of this letter.

I would like to take this opportunity on behalf of the Board to congratulate you on your promotion and to wish you every success in your new role.

Yours sincerely

Joachim Roeser
Chairman of the Compensation Committee Innospec Inc